Exhibit 99.1

Final Transcript

SKYWORKS SOLUTIONS, INC.: Company Announcement

October 6, 2015/9:00 a.m. EDT

SPEAKERS

Steve Ferranti – Vice President, Investor Relations

Dave Aldrich – Chief Executive Officer

Don Palette – Chief Financial Officer

Liam Griffin – President

ANALYSTS

Rick Schafer – Oppenheimer

Vivek Arya – Bank of America

Vijay Rakesh – Mizuho

Mike Walkley – Canaccord

Cody Acree – Drexel Hamilton

Edward Snyder – Charter Equity

Craig Ellis – B. Riley

Ian Ing – MKM Partners

Suji Desilva – Topeka

Gabrielle Borges – Goldman Sachs

Alex Gauna – JMP Securities

PRESENTATION

Moderator	Ladies and gentlemen, thank you for standing by. Good morning, and welcome to the Skyworks Solutions acquisition announcement conference call. This call is being recorded.

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At this time, I will turn the call over to Steve Ferranti, Vice President of Investor Relations for Skyworks. Mr. Ferranti, please go ahead.

S. Ferranti

Thank you, Greg. Good morning, everyone, and welcome to Skyworks’ conference call to discuss our acquisition of PMC-Sierra. Joining me today are Dave Aldrich, Don Palette and Liam Griffin. Dave will begin today’s call with an overview of the transaction followed by Don’s review of the financial details. We will then open the lines for your questions.

Please note that our comments today will include statements relating to future results that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially and adversely from those projected as a result of certain risks and uncertainties, including but not limited to those noted in our earnings release and those detailed from time to time in our SEC filings.

With that, I’ll turn over the call to Dave for his comments.

D. Aldrich

Thank you, Steve, and good morning, everyone. Thank you for joining us. I’m very excited to announce that last night we entered into a definitive agreement to acquire PMC-Sierra, a leader in mixed signal semiconductor solutions supporting networking and storage applications. This complementary, yet highly synergistic acquisition perfectly aligns with our stated strategy of diversifying into adjacent vertical markets and leveraging our global scale while producing best-in-class financial returns.

Now, at a higher level our vision has been to deliver market-leading solutions connecting everyone and everything all of the time. Further to that end, PMC enables us to substantially expand our serviceable markets. On a combined basis Skyworks fully enables mobility, connectivity and now the cloud.

With PMC we are acquiring an exceptional franchise with a very long history of leadership in technology and its served markets. Together we plan to create an analog and mixed signal powerhouse within the semiconductor landscape levered to the explosive growth in digital content and in data traffic.

For the past decade we’ve positioned Skyworks to capitalize on the growing global wave of connectivity and the boom in data traffic, which is happening across the breadth of our served markets. Our system

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engineering strength, our expansive portfolio of enabling technologies and our world-class integration capabilities have enabled us to establish a leadership position in RF and analog solutions for applications that demand the highest levels of performance. As a result, we’re gaining content and we’re gaining share driven by several powerful underlying global megatrends, many of which we’ve highlighted in prior conference calls.

Briefly these include the accelerating adoption of streaming video services and other data-rich applications. They include an explosion of cloud-based content in consumer and enterprise environments, the advent of the Internet of Things and an expanding array of bandwidth-intensive devices. In a complementary way, PMC is also a direct beneficiary of many of these same positive trends facilitating instantaneous access to massive volumes of digital content across the optical transport network and within data centers. And like Skyworks, PMC differentiates itself by developing system-level solutions, addressing the most complex technical challenges with the highest performance applications.

We couldn’t be more optimistic about the prospects of our combined companies. We see three key reasons why this transaction creates a winning combination for all stakeholders.

First, it enables us to substantially expand our serviceable market into the cloud and into other complementary growth segments. PMC is an established leader in networking and storage applications with solutions supporting innovators, the likes of Google, Amazon, Facebook, HP, IBM, Lenovo. In total, this represents a multi-billion dollar market opportunity for Skyworks.

Second, we see tremendous benefit in combining PMC’s industry-leading mixed signal storage and transport solutions with Skyworks RF and analog scale, our customer base and our operational efficiencies. The combination of our two businesses will create a major player in the semiconductor landscape with a highly innovative product portfolio to leverage across our leadership customer base. In addition, we see numerous opportunities for Skyworks’ global supply chain to provide significant enhancement to PMC’s business model via increased scale. Our common customers, as well as the new ones, will benefit from our end-to-end connectivity solutions spanning wireless and wireline, optical and storage area networks.

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Third, we will generate significant EPS accretion and shareholder value in combining the two companies. We believe the acquisition of PMC-Sierra directly aligns with our vision of providing above-market growth with a best-in-class financial return. As Don will discuss in a moment, this further enhances the financial returns of our company, and creates significant earnings accretion.

In addition, I’d like to just take a moment to outline some specific growth drivers. In data storage, PMC’s products enable seamless and efficient expansion of capacity along with significantly higher levels of performance for cloud service and enterprise data centers alike. PMC’s leading edge portfolio of 12 gigabit SaaS drive products and flash-based drive controllers are leading the next generation of data center design, and pushing the envelope for speed, reduced latency and power consumption.

In optical transport, PMC’s products enable higher data throughput in metro and internet backbone applications, which interconnect data centers, enterprises and carrier networks. These networks also require a major capacity expansion to support the massive growth in data traffic, and we intend to enable this transition through industry-leading 100G LTM solutions. Each of these applications is critical to support the explosion in data usage from on-demand content, streaming services, social media and cloud-based services.

As a point of reference, IBC estimates that the digital universe doubles in size every two years, and is measured in the trillions of gigabytes. This drives massive investment in hyper scale data centers and network upgrades to handle more and more traffic. To be clear, this acquisition adds an entirely new growth vectors to our leadership, analog and Internet of Things products and markets.

With that, I’ll turn it over to Don to provide financial details.

D. Palette

Thank you, Dave, and thank you for joining us, everyone. Skyworks intends to acquire PMC for $10.50 per share in cash or approximately $2 billion in equity value representing a 37% premium to PMC’s closing price as of yesterday’s close. The transaction has already been approved by both company’s board of directors. We anticipate closing sometime during the first half of calendar 2016, that’s subject to normal regulatory approvals, customary closing conditions and the approval of PMC stockholders.

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We plan to finance the transaction through a combination of available cash from the combined balance sheet, and a new $1.8 billion term loan, which is fully committed. Looking ahead, based on our expectations for a very strong cash flow from the combined company, we expect to deleverage on a fairly aggressive schedule.

Out of the gate we anticipate the deal with be immediately and significantly accretive to both EPS and cash flow. We plan on achieving annual cost synergies of $75 million within 12 months of closing resulting in non-GAAP EPS accretion of $0.75 on an annualized basis. Post synergies, we expect the combined company to generate well over $4 billion in annualized revenue with gross margin in the 55% range and an operating margin over 40%. We remain committed to returning excess cash to shareholders through a combination of our dividend program and ongoing share repurchases, and continue to believe that our target of 40% of free cash flow remains the appropriate baseline.

Before closing I’d like to provide a high-level update on our Q4 financial results. Based on preliminary results, we expect to deliver approximately $880 million in revenue and $1.52 of non-GAAP diluted earnings per share for the fourth quarter of fiscal 2015, and that’s versus our guidance of $875 million and $1.51, respectively. Our sustained outperformance is being driven by the growing adoption of our integrated mobile systems and new opportunities across the Internet of Things. We’ll provide more details on our earnings call in a few weeks.

In closing, we view Skyworks and PMC as a powerful combination that creates an industry leader in high-performance solutions that seamlessly connect, transport and store big data.

With that, let’s now open the line for questions.

Moderator

Okay. (Operator instructions.) In order to get through as many questions as possible, please limit yourself to one question and one follow-up. Your first question comes from the line of Rick Schafer from Oppenheimer. Please go ahead.

R. Schafer	Hi. Thank you, and congratulations on the deal, guys.

M	Thank you.

D. Palette	Thank you, Rick.

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R. Schafer

Maybe my first question just—could you walk us quickly through the synergies, maybe how you expect them to flow through the model? Is it a linear fashion over the 12 months after you close, or is it more front or back-end loaded?

D. Palette

Yes, sure, Rick. Yes, $75 million, and obviously that’ll depend on when we close. We said we think sometime in the first half of the calendar quarter. We would expect if we do that, if we meet that close timeframe that we would have all those in place by the December quarter; that would be the goal.

R. Schafer	Okay. They flow in a linear fashion, is that a good way to think of it?

D. Palette

It’s probably a little more towards the end of the year. There’ll be some in the September, maybe even a June quarter if we gross earlier, but I would force most of that—in other words, the way to model it is at December you get the full run rate of the benefit. That’s the way to think about it, or close to the full rate.

R. Schafer

Got it. Then, just a follow-up to that, included in that cost synergy analysis, or the expectation, is there anything in there for potential divestitures? Do you expect to keep all of PMC’s business or is there anything in there that you view as non-core or something you could carve out and sell?

D. Aldrich

Hi, Rick. No, not at the moment. I think that they have now a very small percentage in legacy products that they’ve wound down independent of us so I think that will continue and end rather quickly. But the rest of the business, at least as we see it today, looks quite attractive and synergistic.

Moderator	Your next question comes from the line of Vivek Arya from Bank of America. Please go ahead.

V. Arya

Thank you for taking my question, and congratulations on the announcement. One more on synergies. Can you talk about some of the drivers because PMC is in a somewhat different market than you’re in right now, and also whether the synergies include or exclude some of the cost saving actions that I think PMC already had as part of their ongoing plan?

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D. Palette	Well, I’ll answer the second part of that. The $75 million is incremental to anything that PMC had planned, that’s a way to model that. Dave, do you want to talk about the specifics of programs and—

D. Aldrich

Yes. I think that if you think about PMC and Skyworks, first it’s going to enable us to substantially expand our served markets with some very fast-growing segments: cloud, optical networking. That has remained very important to us. As we said in the prepared comments, we have become a leader in mobile connectivity; we’re now penetrating in a meaningful way the Internet of Things. That’s a big growth driver for us. The piece that we were lacking was really how to then leverage it to the cloud, a big push by many of our existing customers.

I think that’s where we’ll start to drive the synergies on the top line. I think if you were to look at Skyworks’ track record, we have had a very strong history of being able to take technology to our customer set, and leveraging the strong supply chain that we have and the way we’ve supported these customers in the past. They’ve been very good at guiding us and helping us be successful in our roadmap, and I think we will take that very same approach to these wonderful new PMC products.

I think the top line synergy will be quite exciting for those reasons. And, of course, as Don mentioned, it’s a highly accretive company to our financials; it’s diversified and it’s 70% gross margin.

V. Arya

Got it. As a follow-up, Dave, I know you’ll talk more about your ongoing business when you have your earnings call, but could you just give us some sense of the demand environment right now? How are you feeling about the holiday season? Obviously you beat expectations, but just in general, Dave, how are you feeling about the demand environment and the holiday season across your top customers? Thank you.

D. Aldrich

Thank you, Vivek. Well, it’s a little early to talk about December guidance, but I will say this that we have solid design wins, there’s wind at our back and the broad markets continue to allow us to have sequential growth. We’ve performed, as we say, ahead of our guidance. We believe we’ll continue to take share and perform above the market, but it’s a little too soon to talk about December.

Moderator	Your next question comes from the line of Vijay Rakesh from Mizuho. Please go ahead.

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V. Rakesh	Hi, guys. Congratulations on the deal.

D. Aldrich	Thank you.

D. Palette	Thank you, Vijay.

V. Rakesh	Just briefly here on the synergy side, $75 million. Is that mostly OPEX work, or what other synergies are you’re seeing there?

D. Palette

Yes, it’s more than half of certainly an OPEX, but we’ve also got some benefits that we think we’re going to be able to when we apply our approach to supply chain management, so there’s a little bit there, as well. But, the majority of it, over 60% of it’s going to be OPEX for sure.

V. Rakesh

All right. Just on the financial side, again, Don, when you look at—wondering how much debt you’ll take on, but you probably have very good free cash flow next year, probably in the north of $1 billion. You should be able to pay that down. Just want to get your thoughts there. The tax rate for PMC was pretty low. Should that help you as you look out. Thank you.

D. Palette

Yes. The incremental earnings you add in is going to be a very competitive tax rate based on the structure they have. We’ll be able to grandfather that into our tax structure so it’s not an issue. You’re absolutely right, when you look at our model and you add in the EBITDA that’s added post acquisition plus where we’re at, we’ll have a lot of free cash flow available, and we’re going to aggressively approach paying this down. We think we can certainly do that over a two-year period or less. We’re also going to maintain the goal of that 40%, which includes our dividend and some share buyback, so we think we have a nice vehicle to support this from a cash flow standpoint.

V. Rakesh	Very good. Thanks a lot.

Moderator	Your next question comes from the line of Mike Walkley from Canaccord. Please go ahead.

M. Walkley	Great, thank you. My congratulations, also, on the acquisition.

M	Thank you, Mike.

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M. Walkley	Just building on a little bit of the synergies in the model, can you share with us maybe the terms of that $1.8 billion in debt? What type of interest expense will be attached to it?

D. Palette

Yes. The commitment letter is filed with the exhibit so you can go back and look at that. But it’s $1.8 billion, it’s a term loan B. Barclays is serving as the lead bank, but there’ll be other banks and helping in the syndication, as well. It assumes a Ba1 BB-plus rating. We think from modeling probably use 4% to 4.5%, probably 4.5% rate right now. That’ll depend on where the market is when we close the deal, but that’s a safe number to use, Mike, for now for your model.

M. Walkley	Great. Just a clarification on the synergies, are you assuming some revenue synergies also in the deal, or is mainly just the $75 million on the cost side?

D. Palette	It’s some material cost and it’s, like I said, the lion’s share OPEX, but no revenue synergies.

D. Aldrich

I think, Mike, the business case, the synergies we’re all using are current high-competence revenue numbers. However if we look at the combined companies, the opportunities we have on top line we think are very substantial, but we haven’t modeled those in that synergy number.

M. Walkley

Okay, great. One last question for me, just the question I’m getting to is on the solid results for the quarter. Were there any areas that were maybe better or worse than your expectations as your September quarter results track through? Thank you.

D. Palette	No. Everything was pretty much down the line as we expected, so the quarter came out well within the balance of what we thought was going to happen, so no surprises.

Moderator	Your next question comes from the line of Cody Acree from Drexel Hamilton. Please go ahead.

C. Acree	Thank you, guys, and congrats on the deal.

M	Thank you.

C. Acree	Dave, you’ve really been known for the stability of your performance over the last several years. I can’t really remember the last time you dropped a

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quarter. But PMC has been through a lot of volatile periods, especially with infrastructure demand being what it is. This would seem to interject a lot of volatility in what’s been otherwise stable performance. I guess, how do you manage that going forward, or is this just a function of a larger company?

D. Aldrich

Well, I think we have, in our diligence with PMC and our discussions and our understanding of the end market, we think this is the perfect time for a combination because there are several forces at work in the market that are going to create, we think, wind at our back not only for the combined companies, but the synergies that we create by being strong in connectivity, strong in Wi-Fi and strong in many of the standards that are going to make up the requirements of these data centers, particularly the hyper scale data centers. But if you look at optical networking and hyper scale in particular, and the requirements that the emerging set of customers are going to need in those data centers I think they fit perfectly with this combined RF, analog mixed signal.

I think it’s the right timing. I think two years ago would’ve been too early for us because we would have weathered some difficult conversions within the PMC business and, indeed, within the market. Maybe Liam could elaborate a little bit on some of the early innings growth vectors that perhaps you don’t know about PMC, but they’re really exciting to us.

L. Griffin

Yes, sure. Actually, what we’re seeing in our diligence here is a real transition tethered to the cloud and optical networking as Dave mentioned, and those are markets that we’ve really decided to be in for a while. A couple things, recently they’ve added a very powerful software stack from HP that they can overlay into their silicon solutions and really upgrade to more of a subsystem engagement. They’re also working hard at power density, which is a key figure of merit in their silicon product.

Their positioning, as Dave said, for hyper scale, and that’s really just a term that we use for the data center folks like Google and Facebook and Amazon, so there’s some entry there. We think there’s a lot of powerful synergies on customers with Skyworks, names like Huawei and names like ZTE and Lenovo we have tremendous position, and PMC is engaging an early inning.

There’s a lot of upside here. We think the combined company, as Don mentioned, we’re taking the revenue as it is today. Our synergies are based on what we see today, but I think you’ll see, over the next several

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years, some real work on design win penetration and moving that dial up on the top line.

D. Aldrich

Cody, one final comment. One of the things that we are finding like a prior couple of deals we’ve done on the filter side and the connectivity side is, we’re at this springboard point where size and scale really matter a lot to a new class of customers who are going to wind up taking this system-level technology into the next level of volume. I think this is the perfect time for us to do this transaction for those reasons.

C. Acree

I guess either Dave or Liam, then I guess on the revenue synergy is there any possible revenue synergies? Are there places where your sales teams are overlapping in systems or boards today that may not be as obvious to us, or is this really about bolting on new markets that you’re really starting, I don’t want to say from scratch, but are definitely new businesses for Skyworks?

L. Griffin

Yes, I would say it’s a combination of both. Today, Skyworks, we don’t play in hyper scale storage; we’d love to. We also have some power management products that could potentially dovetail in. But on the infrastructure side, optical networking for example, we share some common customers, and we bring a new set of customers to the PMC portfolio.

Then further down the line there’s potential for, in mobile infrastructure, they have a data converter portfolio that would dovetail very well into some of the analog mixed signal products that we have. There’s product synergy, there are some unique markets that they’re bringing in; there’s some common customers in markets that we can grow together.

C. Acree	Thank you, guys. Congrats.

D. Aldrich	Thank you, Cody.

Moderator	Your next question comes from the line of Edward Snyder from Charter Equity. Please go ahead.

E. Snyder

Thanks a lot. I see the expansion of the SAM that’s pretty clear here, but PMCS as a mixed signal Fab-less silicon, like Skyworks does, gas SOI filter manufacturing, most of which runs through your own fabs. Similarly with the packaging assembly test, you have a really great asset in Mexicali that is a big benefit to your products, but I’m

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sure that PMC, most of their stuff is pretty standard packaging. I’m just grappling with where you see the supply chain and scale advantage of Skyworks pulling through to help PMCS in their cost structure?

D. Aldrich

Yes, I think a couple of things there. It’s probably not an accurate characterization to say we’re all compound semiconductors and multi-chip modules, that’s really not true. More than half of what we build is through acquired silicon; some of it’s CMOS, some of it silicon germanium, some of it silicon-on-insulator. We’re very comfortable with their set of wafer suppliers; we buy from them as well. There’s clearly an opportunity for us to leverage, develop and to leverage what we do together. Plus we have a great deal more scale.

A lot of the growth in their products, by the way, is moving to these board-level solutions, particularly as Liam mentioned, into these high density hyper scale applications. That’s where we’re really good at being able to mate SOC and bolt around componentry to have a bulletproof shielded module, and these are multi-layer laminate approaches that we’re really, I think we’re the best in the world, in fact. I think that’s another area for us.

If you think about the terrific PMC franchise and these wonderful technologies they have, but it’s been about very high gross margin in these super, I won’t use the word esoteric, but very high performance niche applications. What we’re really good at is, when we get into the manufacturing phase, and we benchmark this all the time, we tend to run much higher yields, higher levels of constant utilization. Whatever the product is we can drive the software and the test times down, and I think we can apply that across the board and pickup points of gross margin. I think those are all real benefits of the combination that may not be obvious.

E. Snyder	That certainly came through with the Panasonic acquisition.

D. Aldrich	Yes.

E. Snyder	You guys leaped to the lead and even so far that the growth there has been pretty amazing.

D. Aldrich	Thank you.

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E. Snyder

Like I said, of course, Don, given just the guidance you’ve given on this, do you expect to give any target operating model in the near term, because it would suggest that you’re in the $8.50 EPS range within a couple of years if your run rate for these synergies, or towards the end of this year, is this going to change your view of where your target operating model is?

D. Palette

Oh absolutely. We had been communicating before the announcement of the acquisition. We had just guided and just preannounced over the $1.50, which is $6 of the $7, so we were fast approaching given the new model for standalone Skyworks. Certainly now that we’ve announced the acquisition very shortly we’ll be putting together a new mid-term model that you can synthesize and look at that from a valuation standpoint. That’ll be coming fairly soon. We will definitely do that.

Moderator	Your next question comes from the line of Craig Ellis from B. Riley. Please go ahead.

C. Ellis	Thank you, guys, and congratulations on the deal.

D. Aldrich	Thank you.

D. Palette	Thank you, Craig.

C. Ellis

You’re welcome. The first is just a clarification. Don, I think what you’re saying is that with the $0.75 accretion target and some of the synergies you’d be at an $0.18 to $0.19 per quarter run rate by the end of next calendar year assuming a first-half calendar close. Is that the right way to think about things?

D. Palette

Well, we’re not giving specific numbers yet, but you know what’s in their consensus, what you’ve got in the models and then if you add benefits into that you can come to the conclusion of what that might be in EPS that they’re going to add to the model.

C. Ellis

Okay. Then, switching gears, the company has a very good track record of doing deals that turn out to be handsomely accretive, SiGe and Panasonic are good examples. Panasonic was a smaller deal, and if other manufacturing and technology deals like that were to emerge, would this deal preclude you from taking advantage of such a deal, or is the door still open to a smaller tuck-in technology and manufacturing capability type deal?

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D. Aldrich	First of all, absolutely that’s not precluded, and we were very, very conscious of what we were leveraging, how fast we can pay that down.

D. Palette	Yes, it’s a 1.2— Leverage is 1.2 out of the gate. We’ll move that down very quickly.

D. Aldrich

I think we’re not only capable to do small, as you mention, technology bolt-ons, but we are, I think, in a wonderful position to continue to look for highly accretive opportunities, and I don’t see this as a limitation really in any way other than we have a little bit of leverage that we can pay down very quickly.

D. Palette

Yes, that’s absolutely as I said. Out of the gate this is at 1.2, and we’re going to move that to below 1 very quickly. We see a path to be able to pay this off in a couple years so that’ll give us a lot of flexibility during that time.

D. Aldrich

The EBITDA performance of this company, particularly post synergy, when you combine it with Skyworks growth, it’s really—sometimes we forget, but our ROIC numbers are well into the mid to upper 20s and we’re starting to see this being accretive to our margins. I think we really do have quite a cash generating machine here at Skyworks.

Moderator	Your next question comes from the line of Ian Ing from MKM Partners. Please go ahead.

I. Ing

Yes, thank you. If there is one area of overlap in terms of end markets it appears to be this mobile [audio disruption] business. Have you thought about revenue synergies, cross selling of the portfolio opportunities?

L. Griffin

Sure, absolutely. I think that’s one market that Skyworks has had a beachhead with names like Huawei and ZTE and Nokia Siemens and Ericsson. It’s a little early for us to digest the technology there at PMC, but what we’ve seen is potential opportunity in data converters and there’s some other silicon product that could dovetail with the Skyworks solutions. But we’ll thoroughly investigate that and take advantage of any opportunity that may be available. It’s quite possible there could be something meaningful there.

I. Ing

Okay, great. It’s come up on the call so far, but PMC-Sierra, they’ve got different products, different customers, different manufacturing model. What gives you confidence in managing and optimizing a business that’s

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outside your traditional wheelhouse? In terms of getting outside your traditional wheelhouse, has anything changed in your thinking versus the prior deals and joint ventures you’ve done, or has something changed recently?

D. Aldrich

No, it’s the same old, the hard work that goes into diligence and cultivating relationships with a potential company like PMCS. One of the things that gives us a great deal of confidence is that they have wonderful systems and a track record of highly defensible IP. In fact, much of it at the standards body level. It’s really, really something. PMCs been at this for a long, long time and they’ve really been able to do a great job there.

The folks we’ve met, they’re terrific engineers with very low turnover in areas that frankly are quite complementary; some we lack and some can beef up our own system level capability as we move from analog and RF into mixed signal. We’ve got the whole signal chain, if you will, now in some of these systems.

Then as I think, Liam, outlined they are positioned for share gains on things like the intel server chip sets, they’re number one in the world now with this very creative deal with HP on their Rave stack, they’ve got the most power dense solutions in the world. We understand that, not nearly in the way in which they do, but we can put our heads together and I think we can go at a whole host of end markets including the cloud and optical transport with a powerful arsenal of supply chain, people, systems, field applications and back-office support.

We did our diligence. We like this team a lot, and we think they gain much more than perhaps the starting revenue implies.

I. Ing

If I could fit one more in, as PMC pushes their mixed signal roadmap, is there any opportunities for them to move from the fabless processes more to your in-sourced processes, which are different, or perhaps the other way around going from in-source to fabless?

L. Griffin

With respect to the silicon itself, fabless right now is the path. They’re not using the compound semiconductor technologies that we use in our fabs, although as Dave mentioned, we do quite a bit outside as well. I think if you look at the module capability that we bring forth in our Mexicali site, that is going to be a tremendous advantage for us, and it’s something that PMC has not enjoyed. When we start to look at board-level solutions,

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sub-system solutions, that allow us to step up in content, that’s a real opportunity and something that we could put to work very quickly.

Moderator	Your next question comes from the line of Suji Desilva from Topeka. Please go ahead.

S. Desilva	Hi, Dave, Don and Liam. Congratulations on the transaction here.

M	Thank you.

S. Desilva

Was one of the goals here to achieve some level of scale with these acquisitions, and would additional transactions be part of the motivation here? That’s the first question. I’m sorry, is there a target debt to EBITDA level that you’d be comfortable with now, or is it going back to zero debt as the target?

D. Aldrich

Well, Suji, thank you. If I understand the question right, scale is always one of the goals because obviously we’re able to leverage that scale both in terms of operational efficiencies, but in terms of the amount of out investments, if you will, that we can do in R&D. We look for companies that have a very strong market position with a presence that we can then wrap this Skyworks methodology and engine around and create one plus one equals three, so that’s motherhood, but that’s exactly what we do. We’re very careful about the target markets we go after, so we’ve made it clear that we want to be leaders in IOT; we’ve got a lot of work to do there, but we’ve got a wonderful beachhead starting and it’s a lot of growth at our back. We’re clear leaders in mobile connectivity and all it forms and adding the standards that are emerging and then taking that and wrapping it into cloud.

We do have gaps in our portfolio, but we have a very strong position today. We’ll continue to look for those kinds of acquisitions that meet high growth, high return, and in this case we’ve got a great deal of diversification. We’ve, long ago, decided that we need to focus where there’s a lot of stickiness in products in the end markets. Customers are willing to pay for innovation, and that when we put our system mindset around it we can hone, if you will, the application with a high degree of value to the customer.

This 70% gross margin business is exactly that. That’s how you get to those high gross margins, is how we’re getting into the mid-50s.

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D. Palette

The other thing that this acquisition does is, once the $75 million in synergies are achieved, and that’s again without any revenue synergies, which would just make it even better, but this incremental revenue and incremental return is going to be accretive to our 40% Skyworks. It’s checking all the right financial boxes.

As far as EBITDA and any targets, we really don’t have any targets. That 1.2 is obviously very manageable. We’ve talked about that, so at the end of the day it’s all about having flexibility, and if the right deals come along then you’re able to execute and get them done. There isn’t any target per se on that.

S. Desilva

Great. My other question really is around the dynamic you’ve hinted at with customers like ZTE and Huawei where they have phones and infrastructure, and you may now have something of an unfair advantage because you do provide both. Can you just elaborate on that, Dave, or is that just you offer both and they’d like to have one supplier? Is it that simple?

D. Aldrich

Well, we know the customer well and we have a relationship with the customer. As I said, as we’ve introduced new technologies and gone into new markets these customers have been very gracious with us as we’ve gone out of the box and offered early SkyOne adopters, for example, or some of these temperature-compensated filter enabled products that our customer never handled before. When we’ve gone after new markets like into the home or the grid we’ve been able to get a lot of guidance on exactly what they like and don’t like about the products that we provide. We think we give a lot of value, we’ve got a lot of feet on the street. This enhances that a lot. We’ve got a very talented field force here.

As we become more and more diversified with a broader product portfolio we need to have these kinds of folks and our customers value it. I think this is exactly the case. We’re going to have Skyworks and PMC people calling on our common customers or send new customers to us; we’re going to wrap a great more credibility at it and I think when we talk in six months we’ll know exactly what we need to do with that portfolio and to tune it up if we need to and make it successful.

Moderator	Your next question comes from the line of Gabriela Borges from Goldman Sachs. Please go ahead.

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G. Borges

Great. Thanks so much for asking the question. Just a follow-up to the earlier commentary on the potential for having at least $0.75 of EPS accretion, it sounds like the primary swing factor to getting to more than $0.75 would be revenue synergies. Is that a fair assumption, or is there a little bit of potential for cost synergies to be greater in magnitude than the initial assumption?

D. Palette

Down the road there’s always a potential for more efficiency, more cost out on the margin line, so that’s always a potential. But, the first and foremost one that starts pushing above the $0.75 is those revenue synergies. That’s a right assumption that that would be first on the list.

G. Borges

That makes a lot of sense. Thank you. Then, just from the context of the company’s potential and willingness to do further M&A, as you think about the ongoing evolution between RF versus analog versus mixed signal, how do you think about the relative merit at the types of assets that may be out there between those types of technologies: RF, analog, digital assets? Are there some technologies that are more interesting than others? Thank you.

D. Aldrich

Thank you. That’s a complicated question. If you look at the growth markets we’re looking into or that we’re addressing, connectivity, mobility, the cloud, the Internet of Things, you can almost step back and say, okay, that’s a big, tall order. We have a beachhead in each one of those, some through acquisition, quite a bit of it organically. When we look, for example, at IOT I think IOT is going to explode, but it’s going to be a high mix, in many cases, low data processing environment. It’s very different than the SOC business that we support with RF and analog.

In order for us to be successful there it’s modules; it’s more software capability which we gain here; it’s a lot of analog; power management; it’s being able to bolt up to perhaps a less powerful microcontroller that’s not really this big honking SOC. Those are a lot of words, but it says we do have pieces we’re looking at organically, we’re using partnerships and we think we can do more acquisitions, as well, to position us in those four areas: mobility, the Internet of Things, and connectivity, the cloud and all that that implies.

Moderator	Your final question today comes from the line of Alex Gauna from JMP Securities. Please go ahead.

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A. Gauna	Thank you for fitting me in, and good morning, everybody. Just wanted to ask how long you may have been talking to PMC-Sierra pursuing this deal, and if it was a competitive process at all?

D. Aldrich

Well, I’ll tell you it’s been a long time, in my mind, because, Alex, I’ve been doing this for quite a while and that whole play in storage and what PMC did in networking and others like PMC it’s been an interesting evolution because that business—when you get to the old school networking, that legacy business has been really not all that attractive over the years, and it’s declined and it’s been this steady, painful decline for a lot of companies. But, a couple of companies, and there are only a couple of competitors here, frankly, a couple of companies, and PMC is one of them, has made this painful transition from traditional mixed signal products focusing on traditional network applications into what has now become an exciting new growth. That intersection of the decline and the increase has made those businesses top line challenge and that decline is now rolling off to become almost inconsequential.

The timing for us is perfect, but beyond that—I don’t want to comment on the process itself, but Greg Lang and myself and the management team and the amount of candor and the relationships that we’ve formed, the culture that they have, which I think is quite consistent from a development and a system engineering standpoint; I love these guys and I love this transaction.

A. Gauna

Okay. Then, I was wondering, you touched on some of the benefits of the software you’re getting from HP, and I’m not as close to PMC-Sierra as I am to the Skyworks story, but my understanding is there’s been some turbulence on the HP account side, and I’m wondering if you can comment on is HP a headwind or is it a tailwind, and maybe how the recent restructuring is playing into that.

D. Aldrich

Well, I’ll answer part and then, Liam, jump in. The thing that PMC was able to do, and I think in a very smart way, was to access a stack from HP that’s arguably—not arguably, the best in the world, technically the best in the world, and then to be able to take that stack into supporting other customers in the broader market. In that case, HP was where the technology was developed between HP and PMCS, but now that is open to the entire market, which is a huge competitive advantage for us. Liam?

L. Griffin	Yes, correct. I think HP, if you look at their storage and server business it’s actually a very important part of their portfolio, and it’s a growing part

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of the PMC product line. It’s just one example, the software stack is one example of a change in strategy and a change in our opportunity, but we certainly expect to take our customer relationships at Skyworks, names like Huawei, names like ZTE, Ericsson. We’ve talked about these, these have all been global accounts for us for years, and many of these accounts haven’t been fully penetrated with the PMC portfolio, so there’s another lever of opportunity there.

Moderator	Ladies and gentlemen, that does conclude today’s question and answer session. I’ll now turn the call back over to Mr. Aldrich for any closing comments.

D. Aldrich	Well, thank you for listening. These are exciting times for us. Thank you for your support, and we look forward to updating you with our earnings conference call coming up here in a few weeks.

Moderator	Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and for using AT&T Executive TeleConference. You may now disconnect.

Important Additional Information Will Be Filed with the Securities and Exchange Commission

PMC plans to file with the SEC and mail to its stockholders a proxy statement in connection with the Merger.  Additionally, PMC will file other relevant materials with the SEC in connection with the transaction.  The proxy statement and other relevant materials will contain important information about Skyworks, PMC, the Merger and related matters.  Investors and security holders are urged to read the proxy statement and the other relevant materials carefully when they become available before making any voting or investment decision with respect to the proposed Merger because they will contain important information about the Merger and the parties to the Merger.

Investors and security holders will be able to obtain free copies of the proxy statement and relevant other documents filed with the SEC by Skyworks and PMC through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement and the other relevant documents filed with the SEC by PMC from PMC by contacting Joel Achramowicz at (408) 239-8630.

Skyworks and PMC, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement.  Information regarding Skyworks’ directors and executive officers is contained in Skyworks’ Form 10-K for the year ended October 3, 2014 and its proxy statement dated April 8, 2015.  Information regarding PMC’s directors and executive officers is contained in PMC’s Form 10-K for the year ended December 27, 2014 and its proxy statement dated March 20, 2015, which are filed with the SEC.  Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Safe Harbor for Forward-Looking Statements

Certain statements made herein are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include without limitation information regarding the proposed transaction between Skyworks and PMC, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Skyworks or PMC managements’ future expectations, beliefs, goals, plans or prospects.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “forecasts,” “intends,” “believes,” “plans,” “may,” “will,” or “continue,” and  similar expressions and variations or negatives of these words. All such statements are subject to certain risks, uncertainties and other important factors that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.

These risks, uncertainties and other important factors include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that could be instituted against PMC or its directors or Skyworks related to the Merger Agreement; the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including the receipt of all regulatory approvals related to the Merger; the failure of Skyworks to obtain the necessary financing arrangements set forth in the debt commitment letter delivered pursuant to the Merger Agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC, including, but not limited to, those detailed in Skyworks’ Annual Report on Form 10-K for the year ended October 3, 2014 and its most recent quarterly report filed with the SEC and in PMC’s Annual Report on Form 10-K for the year ended December 27, 2014 and its most recent quarterly report filed with the SEC.  The forward-looking statements contained herein are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.